Exhibit 23.1

The Board of Directors
Data Systems Network Corporation

We consent to the incorporation by reference in this Form S-3 registration statement of Data Systems Network Corporation of our report dated March 20, 1996, relating to the balance sheet of Data Systems Network Corporation as of December 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1995 annual report on Form 10-K of Data Systems Network Corporation and to the reference to our firm under the heading "Experts" in the prospectus.


                             /S/ KPMG Peat Marwick LLP

Detroit, Michigan
January 27, 1997